Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form F-3) and related Prospectus of Fomento Económico Mexicano, S.A. de C.V. for the registration of U.S. $345,000,000.00 aggregate amount, BD Units in the form of American Depositary Shares and to the incorporation by reference therein of our report dated January 28, 2004, with respect to the consolidated financial statements of FEMSA Comercio, S.A. de C.V. and subsidiaries, included in the Annual Report (Form 20-F) of Fomento Económico Mexicano, S.A. de C.V. for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

Mancera, S. C. A Member Practice of Ernst & Young Global

/S/ C.P.C. ROBERTO RODRÍGUEZ CASTAÑEDA
C.P.C. Roberto Rodríguez Castañeda

San Pedro Garza García, N.L., México

September 15, 2004